Exhibit 10.1

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT entered into as of the 23rd day of June, 2026 (this “Purchase Agreement”), by and between TRILLIUM PARTNERS LP, a Delaware limited partnership (the “Investor”), and Artificial Intelligence Technology Solutions Inc., a Nevada corporation (the “Company”). Investor and Company shall be referred to individually as “Party,” or “Parties” collectively.

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to Investor, from time to time as provided herein, and Investor shall purchase up to Ten Million and 00/100 Dollars ($10,000,000.00) of the Company’s Common Stock (as defined below); and

WHEREAS, as partial consideration for the Investor’s commitment hereunder, the Company shall issue to Investor an aggregate Five Million (5,000,000) common shares of the Company’s Common Stock (the “Commitment Shares”), issued in two equal tranches:

(i) first tranche of Two Million and Five Hundred Thousand (2,500,000) common shares upon S-1 effectiveness; and the remaining (ii) second tranche of Two Million and Five Hundred Thousand (2,500,000) common shares, issued ninety days later, which Commitment Shares shall be deemed fully earned upon execution of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Article 1. Certain Definitions

Section 1.1 Defined Terms. As used in this Purchase Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accelerated Put” shall mean a Put elected by the Company pursuant to Section 2.1(b), subject to a forward Valuation Period and the floor price and knock-out mechanics set forth herein.

“Accelerated Purchase Price” shall mean, with respect to any Accelerated Put, eighty-five percent (85%) of the average of the three (3) lowest Closing Bid Prices of the Common Stock during the applicable Valuation Period, subject to the Floor Price.

“Average Daily Trading Volume” means the average daily trading volume of the Common Stock on the Principal Market for the ten (10) Trading Days immediately preceding the applicable Put Date, as reported by Bloomberg, Quotestream or another mutually agreed reporting service.

“Claim” shall mean any claim, demand, action, cause of action, suit, proceeding, investigation, arbitration, or other assertion of liability, whether civil, criminal, administrative, or otherwise, brought by any Person against an Indemnified Party for which indemnification may be sought under this Purchase Agreement.

“Closing” shall mean one of the closings of a purchase and sale of shares of Common Stock pursuant to Section 2.3.

“Closing Bid Price” means, for any given Trading Day, the last bid price per share of the Common Stock on such Trading Day as reported by the Principal Market, or if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or trading market where the Common Stock is listed or traded, or if no closing bid price is reported, the last closing trade price of the Common Stock on such Trading Day, or if no closing trade price is reported, the last reported bid price of the Common Stock on such Trading Day; provided, however, that if the Common Stock is not listed or traded on any exchange or trading market, the Closing Bid Price shall be determined in good faith by the Board of Directors of the Company.

“Closing Certificate” shall mean the closing certificate of the Company in the form of Exhibit B hereto.

“Closing Price” shall mean the closing bid price for the Company’s common stock on the Principal Market on a Trading Day as reported by Quotestream.

“Commitment Period” shall mean the period commencing on the Effective Date, and ending on the earlier of (i) the date on which Investor shall have purchased Put Shares pursuant to this Purchase Agreement for an aggregate Purchase Price of the Maximum Commitment Amount, or (ii) the date occurring thirty-six (36) months from the date of commencement of the Commitment Period.

“Commitment Stock” shall mean the Five Million (5,000,000) restricted shares of Common Stock to be issued by the Company to Investor as consideration for Investor’s purchase commitment hereunder, issuable in two equal tranches:

(i) Two Million Five Hundred Thousand (2,500,000) shares upon the date the Registration Statement is declared effective by the SEC (the “First Commitment Tranche”), and (ii) Two Million Five Hundred Thousand (2,500,000) shares on the date that is ninety (90) days following the effectiveness of the Registration Statement (the “Second Commitment Tranche”), each tranche to be registered in the Registration Statement.

“Common Stock” shall mean the Company’s common stock, $0.0001 par value per share, as authorized pursuant to the Company’s Articles of Incorporation and Bylaws, as each may be amended, restated, or otherwise modified from time to time in accordance with the laws of the State of Nevada, and any shares of any other class of common stock whether now or hereafter authorized by the Company’s Board of Directors or stockholders, having the right to participate in the distribution of dividends (as and when declared by the Board of Directors in its sole discretion and subject to any preferences, limitations, or restrictions set forth in the Articles of Incorporation, as amended), assets (upon liquidation, dissolution, or winding up of the Company, and subject to the prior rights of any preferred stockholders or other senior classes of stock), and any other monetary or economic rights associated with the Common Stock as set forth in, or as may be modified by, the Company’s Articles of Incorporation or Bylaws from time to time; provided, however, that any material amendment to the Articles of Incorporation or Bylaws that adversely affects the rights of the Investor with respect to the Common Stock held or to be acquired hereunder shall require prior written notice to the Investor in accordance with the notice provisions of this Purchase Agreement on

Article 6.

“Damages” shall mean any loss, claim, damage, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Effective Date” shall mean the date that the Registration Statement is declared effective by the SEC.

“Estimated Shares” shall mean, solely in connection with an Accelerated Put, the number of shares of Common Stock to be delivered by the Company to Investor’s brokerage account equal to one hundred twenty-five percent (125%) of the applicable Investment Amount divided by the Closing Bid Price for the Trading Day immediately prior to the Put Notice Date. No Estimated Shares shall be required in connection with a Regular Put.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Investment Amount” shall mean, with respect to any Put, the dollar amount specified by the Company in the applicable Put Notice that the Company elects to receive from Investor in exchange for the issuance of Put Shares, determined in accordance with Section 2.2. Notwithstanding, such amount shall not be (i) less than the Minimum Purchase Amount, (ii) more than the Maximum Purchase Amount, or (iii) result in the Investor’s Beneficial Ownership Cap of the Common Stock exceeding the ownership limitation set forth herein

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform its obligations under any of this Purchase Agreement.

“Maximum Commitment Amount” shall mean Ten Million Dollars ($10,000,000).

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean any of the national exchanges (i.e. NYSE, NYSE AMEX, Nasdaq), OTCQX, OTCQB, the OTC Bulletin Board, or other principal exchange which is at the time the principal trading exchange or market for the Common Stock.

“Put” shall mean the right of the Company to require the Investor to purchase shares of Common Stock pursuant to either a Regular Put or an Accelerated Put, subject to the terms and conditions of this Purchase Agreement. The Company shall specify the elected Put type in each Put Notice; if no election is specified, the Put shall be deemed a Regular Put.

“Put Date” shall mean any Trading Day during the Commitment Period that a Put Notice is deemed delivered pursuant to Section 2.2(b).

“Put Notice” shall mean a written notice, substantially in the form of Exhibit A hereto, to Investor setting forth the Investment Amount with respect to which the Company intends to require Investor to purchase shares of Common Stock pursuant to the terms of this Purchase Agreement.

“Put Notice Date” shall mean the Trading Day on which a Put Notice is deemed delivered to Investor in accordance with Section 2.2(b).

“Put Shares” shall mean all shares of Common Stock issued or issuable pursuant to a Put that has been exercised or may be exercised in accordance with the terms and conditions of this Purchase Agreement.

“Registrable Securities” shall mean (a) the Put Shares, (b) the Commitment Shares, and (c) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when:

(i) a Registration Statement covering such Registrable Securities has been declared effective by the SEC and such Registrable Securities have been disposed of pursuant to such Registration Statement;

(ii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act;

(iii) such Registrable Securities have been otherwise transferred and the Company has delivered new certificates or other evidence of ownership for such securities not bearing a restrictive legend and not subject to any transfer restrictions under the Securities Act; or (iv) such Registrable Securities are eligible for resale without restriction pursuant to Rule 144 (including without volume, manner-of-sale or current public information requirements).

“Registration Statement” shall mean the Company’s effective registration statement on file with the SEC, and any follow up registration statement or amendment thereto.

“Regular Purchase Price” shall mean, with respect to any Regular Put, eighty-five percent (85%) of the average of the three (3) lowest Closing Bid Prices of the Common Stock during the ten (10) consecutive Trading Days immediately preceding (but not including) the applicable Put Date.

“Regular Put” shall mean a Put elected by the Company pursuant to Section 2.1(a), subject to lookback pricing based on the ten (10) Trading Days immediately preceding the Put Date.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“SEC Documents” shall mean, as of a particular date, all reports and other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company’s then most recently completed and reported fiscal year as of the time in question (provided that if the date in question is within ninety days of the beginning of the Company’s fiscal year, the term shall include all documents filed since the beginning of the preceding fiscal year).

“Short Sales” shall have the meaning as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Signing Date” shall mean the date on which this Purchase Agreement is executed and delivered by both the Company and the Investor, as first set forth on the signature page hereof.

“Trading Day” shall mean a day on which the Principal Market shall be open for business.

“Transaction Documents” shall mean this Purchase Agreement and the RRA Purchase Agreement.

“Transfer Agent” shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon the Company’s appointment of any such substitute or replacement transfer agent).

“Valuation Period” shall mean, solely with respect to an Accelerated Put, the period of ten (10) consecutive Trading Days commencing on the first Trading Day following the applicable Put Date. At the end of the Valuation Period, (i) if the number of Estimated Shares delivered to Investor exceeds the actual number of Put Shares issuable pursuant to the applicable Put Notice, Investor shall promptly return to the Company shares equal to such excess via DWAC; and (ii) if the number of Estimated Shares is less than the actual number of Put Shares issuable, the Company shall promptly issue to Investor additional shares equal to such shortfall.

Article 2. Purchase and Sale of Common Stock

Section 2.1 Puts. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article 5), on any Put Date the Company may exercise a Put by the delivery of a Put Notice, substantially in the form attached hereto as Exhibit A. The Company shall elect in each Put Notice whether such Put is a Regular Put or an Accelerated Put. If no election is specified, the Put shall be deemed a Regular Put. The number of Put Shares that Investor shall purchase pursuant to such Put shall be determined by dividing the Investment Amount specified in the Put Notice by the applicable Purchase Price (a) Regular Put. The Company may deliver a Regular Put Notice at any time during the Commitment Period, subject to the conditions set forth in Section 5.2, provided that at least five (5) Trading Days have elapsed since the delivery of the immediately preceding Put Notice of any type. The Regular Purchase Price and the number of Regular Put Shares shall be determined as of the Put Date. No Estimated Shares shall be required in connection with a Regular Put, and no post-Closing adjustment shall apply.

(b) Accelerated Put. The Company may deliver an Accelerated Put Notice at any time during the Commitment Period, subject to the conditions set forth in Section 5.2, provided that (i) at least five (5) Trading Days have elapsed since the delivery of the immediately preceding Put Notice of any type, and (ii) no Valuation Period from a prior Accelerated Put is then active. Concurrently with the delivery of each Accelerated Put Notice, the Company shall deliver the applicable Estimated Shares to Investor’s brokerage account. The Accelerated Purchase Price and the number of Accelerated Put Shares shall be determined at the end of the applicable Valuation Period.

Section 2.2 Mechanics.

(a) Put Notice. At any time and from time to time during the Commitment Period, the Company may deliver a Put Notice to Investor, subject to the conditions set forth in Section 5.2; provided, however, that (i) the Investment Amount identified in the applicable Put Notice, when taken together with all prior Put Notices, shall not exceed the Maximum Commitment Amount;

(ii) the Investment Amount for any single Put Notice shall not exceed two hundred fifty percent (250%) of the Average Daily Trading Volume of the Common Stock for the ten (10) Trading Days immediately preceding the Put Notice Date, multiplied by the Purchase Price;

(iii) the Company shall not deliver a Put Notice during an active Valuation Period for any previous Put Notice;

(iv) the Company shall not deliver a Put Notice unless at least five (5) Trading Days have elapsed since the delivery of the immediately preceding Put Notice; and (v) the Company shall not deliver an Accelerated Put Notice if, after giving effect to the issuance of the Estimated Shares to be delivered in connection therewith, the Investor together with its affiliates would beneficially own in excess of 4.99% of the then issued and outstanding shares of Common Stock, as calculated pursuant to Section 13(d) of the Exchange act and Rule 13d-3 promulgated thereunder (the “Beneficial Ownership Cap”). For the avoidance of doubt, the Beneficial Ownership limitation applicable to Regular Puts shall be calculated based on the Put Shares issuable at the applicable Regular Purchase Price rather than Estimated shares. For purposes of this subsection (v), the number of shares of Common Stock beneficially owned by the Investor shall include the Estimated Shares to be delivered pursuant to such Put Notice but shall exclude any shares of the Common Stock issuable upon exercise or conversion of any unexercised or unconverted portion of any securities of the Company held by the Investor that are subject to a limitation on conversion or exercise analogous to this provision. Concurrently with the delivery of each Accelerated Put Notice, the Company shall deliver the applicable Estimated Shares to Investor’s brokerage account. No Estimated Shares shall be required in connection with a Regular Put Notice.

(b) Date Of Delivery Of Put Notice. A Put Notice shall be deemed delivered on (i) the Trading Day it is received by Investor, whether electronically or physically (by mail or in person), if such notice is received on or prior to 12:00 noon Nevada time, or (ii) the immediately succeeding Trading Day if it is received whether electronically or physically (by mail or in person), after 12:00 noon Nevada time on a Trading Day or at any time on a day which is not a Trading Day.

Section 2.3 Closings.

(a) Determination of Purchase Price.

(i) Regular Put Purchase Price. With respect to each Regular Put, the purchase price shall equal the Regular Purchase Price, determined as of the Put Date. The Regular Put is not subject to a Valuation Period, a Floor Price, or any post-Closing adjustment.

(ii) Accelerated Put Purchase Price; Floor Price; Knock-Out Mechanic. With respect to each Accelerated Put, the purchase price shall equal the Accelerated Purchase Price, determined at the end of the Valuation Period. Each Accelerated Put is subject to a minimum floor price (the “Floor Price”) equal to the greater of: (A) seventy-five percent (75%) of the Closing Bid Price of the Common Stock on the applicable Put Date; or (B) any higher minimum price per share specified by the Company in the applicable Accelerated Put Notice. In the event that during a Valuation Period the Closing Bid Price on any Trading Day is less than the Floor Price (each such Trading Day, a “Low Price Day”), then for each such Low Price Day the parties shall have no right to sell and shall be under no obligation to purchase one-tenth (1/10th) of the Investment Amount specified in the applicable Put Notice, and the Investment Amount shall be deemed reduced accordingly. In the event that three (3) Low Price Days occur during any Valuation Period, the balance of each party’s right and obligation to sell and purchase the remaining Investment Amount under such Put Notice shall terminate on such third Low Price Day (the “Termination Day”), and the Investment Amount shall be adjusted to include only one- tenth (1/10th) of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day on which the Closing Bid Price equaled or exceeded the Floor Price.

(b) Calculation of Put Shares. The number of Put Shares to be purchased by Investor with respect to a Put shall be determined by dividing the Investment Amount set forth in the applicable Put Notice by the Purchase Price.

(c) Regular Put Closing. The closing of each Regular Put shall occur no later than one (1) Trading Day following the applicable Put Date. At each Regular Put Closing, simultaneously:

(i) the Company shall deliver the applicable Put Shares to Investor’s brokerage account via DWAC through the Depository Trust Company (DTC) system; and (ii) Investor shall deliver to the Company the Investment Amount by wire transfer of immediately available funds to an account designated by the Company. The Company shall not be required to deliver Put Shares prior to the receipt of the Investment Amount. The Purchase Price and number of Put Shares for a Regular Put are determined as of the Put Date and are not subject to post-Closing adjustment.

(d) Closing. The closing of each Put (each, a “Closing”) shall occur on a Trading Day mutually agreed upon by the parties, but in no event later than five (5) Trading Days following the applicable Put Date (the “Closing Date”). At each Closing:

(i) The Company shall deliver the Put Shares to Investor’s brokerage account via DWAC through the Depository Trust Company system; and (ii) Investor shall deliver to the Company the Investment Amount by wire transfer or immediately available funds to an account designated by the Company.

(e) Delivery Mechanics. Delivery of Put Shares via DWAC to Investor’s brokerage account shall occur prior to or contemporaneously with Investor’s obligation to deliver the Investment Amount.

(f) Valuation Period; True-Up. The Purchase Price shall be determined at the end of the Valuation Period in accordance with the definition thereof. The Investor shall wire the applicable Investment Amount to the Company no later than one (1) Trading Date following the end of the Valuation Period. Failure by Investor to timely fund any Investment Amount shall constitute a material default entitling the Company to the remedies set forth in this Purchase Agreement, including, without limitation, termination.

(g) Settlement Default.

(i) Investor Default. If Investor fails to deliver the Investment Amount for any Put Shares in accordance with this

Section 2.3 on the applicable Closing Date following receipt of such Put Shares, such failure shall constitute a material breach of this Purchase Agreement and an Event of Default under Section 8.1(a), entitling the Company to exercise all rights and remedies set forth in

Section 8.2 hereof.

(ii) Company Default. If the Company fails to deliver the Put Shares in accordance with this

Section 2.3 on the applicable Closing Date, such failure shall constitute a material breach of this Purchase Agreement and an Event of Default under Section 8.1(a), entitling the Investor to exercise all rights and remedies set forth in

Section 8.2 hereof, including without limitation the right to seek specific performance and recovery of direct damages.

Article 3. Representations and Warranties

Section 3.1 Representations and Warranties by the Investor. Investor represents and warrants to the Company that:

(a) Investment Intent and Resale. Investor is acquiring the Registrable Securities for its own account in the ordinary course of its business. Investor acknowledges that the Put Shares and Commitment Shares are being acquired in transactions not involving a public offering and that such securities are restricted securities under applicable federal securities laws. Investor understands and acknowledges that it may resell the Registrable Securities only pursuant to an effective Registration Statement under the Securities Act, in compliance with the exemption provided by Rule 144 thereunder, or pursuant to another available exemption from the registration requirements of the Securities Act. Investor has no present arrangement to sell the Registrable Securities to or through any specific person or entity in a transaction that would constitute a distribution within the meaning of the Securities Act; provided, however, that Investor reserves the right to dispose of the Registrable Securities at any time and in any manner in compliance with applicable federal and state securities laws, the rules and regulations of FINRA, and the rules of the Principal Market, including without limitation pursuant to the Registration Statement to be filed in accordance with the Registration Rights Agreement.

(b) No Legal Advice from the Company. The Investor acknowledges that it has had the opportunity to review this Purchase Agreement and the transactions contemplated by this Purchase Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Purchase Agreement or the securities laws of any jurisdiction.

(c) Accredited Investor. Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Registrable Securities. Investor acknowledges that an investment in the Registrable Securities is speculative and involves a high degree of risk.

(d) Authority.

(i) Investor has the requisite power and authority to enter into and perform its obligations under this Purchase Agreement and the transactions contemplated hereby in accordance with its terms;

(ii) the execution and delivery of this Purchase Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of Investor or its partners is required; and (iii) this Purchase Agreement has been duly authorized and validly executed and delivered by Investor and constitutes a valid and binding obligation of Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(e) Not an Affiliate. Investor is not an officer, director or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

(f) Organization and Standing. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Investor is duly qualified and in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a material adverse effect on Investor.

(g) Absence of Conflicts. The execution and delivery of this Purchase Agreement and any other document or instrument contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, (b) violate any provision of any indenture, instrument or Purchase Agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or Purchase Agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, Purchase Agreement, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

(h) Disclosure; Access to Information. Investor had an opportunity to review copies of the SEC Documents filed on behalf of the Company and has had access to all publicly available information with respect to the Company.

(i) Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

(j) Financial Ability. On the date hereof, Investor has and will have sufficient cash or cash equivalents available, directly or through one or more affiliates, to pay the Purchase Price for up to the Maximum Commitment Amount in connection with any Put by the Company during the term of this Purchase Agreement.

Section 3.2 Representations and Warranties by the Company. Company represents and warrants to the Investor that:

(a) Organization of the Company. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

(b) Authority.

(i) the Company has the requisite corporate power and authority to enter into and perform its obligations under this Purchase Agreement and to issue the Put Shares;

(ii) the execution and delivery of this Purchase Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (iii) each of this Purchase Agreement and has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(c) Capitalization. As of June 15, 2026, the authorized capital stock of the Company consists of 27,500,000,000 shares of Common Stock, $0.0001 par value per share, of which 387,232,589 shares were issued and outstanding. Except as otherwise disclosed in the SEC Documents or on Schedule 4.3, there are no outstanding securities which are convertible into shares of Common Stock, whether such conversion is currently exercisable or exercisable only upon some future date or the occurrence of some event in the future. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

(d) Common Stock. The Company is in full compliance with all reporting requirements of the Exchange Act. The Company’s Common Stock is currently listed on the Principal Market.

(e) SEC Documents. The Company may make available to Investor true and complete copies of the SEC Documents (including, without limitation, proxy information and solicitation materials). To the Company’s knowledge, the Company has not provided to Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(f) Valid Issuances. When issued and paid for as herein provided, the Put Shares shall be duly and validly issued, fully paid, and non-assessable. The sales of the Put Shares pursuant to this Purchase Agreement, and the Company’s performance of its obligations hereunder, shall not (a) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Put Shares, or any of the assets of the Company, or (b) entitle the holders of outstanding shares of Common Stock to preemptive or other rights to subscribe to or acquire the Common Stock or other securities of the Company. The Put Shares shall not subject Investor to personal liability, in excess of the subscription price by reason of the ownership thereof.

(g) No Conflicts. The execution, delivery and performance of this Purchase Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Put Shares, do not and will not (a) result in a violation of the Company’s Articles of Incorporation or Bylaws or (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Purchase Agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar Purchase Agreement to which the Company is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Purchase Agreement or issue and sell the Common Stock in accordance with the terms hereof (other than any SEC, FINRA or state securities filings that may be required to be made by the Company subsequent to any Closing, any registration statement that may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and Purchase Agreements of Investor herein.

(h) No Material Adverse Change. As of the date of this Purchase Agreement no event has occurred that would have a Material Adverse Effect on the Company.

(i) Litigation and Other Proceedings. Except as disclosed in the Company’s SEC filings, there are no lawsuits or proceedings pending or to the knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which would have a Material Adverse Effect. No judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect.

(j) Dilution. The number of shares of Common Stock issuable as Put Shares may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines during the period between the Effective Date and the end of the Commitment Period. The Company’s executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Purchase Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded in its good faith business judgment that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to this Purchase Agreement, its obligation to issue the Put Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

(k) Transfer Agent. The Company represents and warrants that (a) its account with its transfer agent is current and in good standing, (b) all fees and balances owed to its transfer agent have been paid in full and are not past due as of the date of this Purchase Agreement, and (c) there are no outstanding disputes with its transfer agent that would reasonably be expected to impair or delay the delivery of Put Shares or Estimated Shares pursuant to this Purchase Agreement. The Company shall maintain its transfer agent account in good standing throughout the Commitment Period and shall promptly notify Investor in writing in the event that any such account becomes delinquent or any dispute arises with the transfer agent that could reasonably be expected to affect the delivery of shares hereunder.

(l) Commitment Stock. As additional consideration for Investor’s purchase commitment hereunder, the Company shall issue to Investor the Commitment Stock as follows:

(i) the First Commitment Tranche of Two Million Five Hundred Thousand (2,500,000) restricted shares of Common Stock shall be issued upon the date the Registration Statement is declared effective by the SEC; and (ii) the Second Commitment Tranche of Two Million Five Hundred Thousand (2,500,000) restricted shares of Common Stock shall be issued on the date that is ninety (90) days following the effectiveness of the Registration Statement. Upon issuance, each tranche of Commitment Shares shall be duly and validly issued, fully paid, and non-assessable, free and clear of all liens, claims, charges, encumbrances, and restrictions of any kind, except for applicable restrictions under federal and state securities laws and the restrictive legend to be placed thereon pending registration for resale. Both tranches of Commitment Shares shall be registered for resale by Investor in the Registration Statement pursuant to the Registration Rights Agreement. The failure of the Company to timely issue either tranche of Commitment Shares shall constitute an Event of Default under

Section 8.1 hereof.

(m) DTC and DWAC Eligibility.

(i) The Company’s Common Stock is eligible for electronic delivery through the Depository Trust Company (“DTC”) and the Company’s transfer agent is a DTC participant in good standing, authorized and able to process DWAC (Deposit and Withdrawal at Custodian) transfers with respect to the Common Stock as of the date of this Purchase Agreement;

(ii) the Company has no knowledge of any pending or threatened action, inquiry, or proceeding by DTC, its transfer agent, or any governmental or regulatory authority that would reasonably be expected to result in the suspension, termination, or impairment of the Company’s DTC eligibility or DWAC transfer capability;

(iii) the Company’s transfer agent has received, or will receive prior to the initial Closing, all necessary authorizations and instructions required to process DWAC transfers of Put Shares and Commitment Shares to Investor’s brokerage account in accordance with this Purchase Agreement; and (iv) the Company shall use its commercially reasonable efforts to maintain its DTC eligibility and DWAC transfer capability throughout the entire Commitment Period, and shall promptly notify Investor in writing within two (2) Trading Days in the event that the Company’s DTC eligibility or DWAC transfer capability is suspended, terminated, or otherwise impaired for any reason.

Article 4. Covenants

Section 4.1 Covenants of the Investor. Investor covenants to the Company:

(a) Compliance with Law; Trading in Securities. Investor’s trading activities with respect to shares of the Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of FINRA and the Principal Market on which the Common Stock is listed or quoted.

(b) Short Sales and Confidentiality. Neither Investor nor any affiliate of the Investor acting on its behalf or pursuant to any understanding with it will execute any Short Sales of the Common Stock during the period from the date hereof to the end of the Commitment Period; provided, however, that the following shall not constitute Short Sales for purposes of this Section 4.1(b):

(i) the sale of shares of Common Stock by Investor after the delivery of a Put Notice, in a number not to exceed the number of Put Shares reasonably expected to be issued pursuant to such Put Notice, calculated based on the Closing Bid Price on the Trading Day immediately preceding the Put Notice Date;

(ii) the sale of shares of Common Stock by Investor that are held in Investor’s brokerage account at the time of such sale, including without limitation any Estimated Shares previously delivered to Investor pursuant to Section 2.2(a) or any Put Shares or Commitment Shares registered for resale pursuant to the Registration Statement; and (iii) any hedging or similar transaction by Investor or its affiliates that does not involve the direct sale or transfer of shares of Common Stock of the Company, provided that such transaction does not violate applicable securities laws or the rules of the Principal Market.

(c) For the avoidance of doubt, and in accordance with Regulation SHO under the Exchange Act, any sale by Investor of shares of Common Stock that Investor owns or has an unconditional right to receive at the time of such sale shall not constitute a Short Sale for purposes of this Purchase Agreement, regardless of the timing of actual settlement or delivery of such shares.

(d) Investor agrees to maintain the confidentiality of all non-public disclosures made to it in connection with this transaction, including the existence and terms of this transaction, other than disclosures to its legal counsel, investment advisors, and affiliates on a need-to-know basis, or as required by applicable law or regulation.

Section 4.2 Covenants of the Company. Company covenants to the Investor:

(a) Reservation of Common Stock. The Company will, from time to time as needed in advance of a Closing Date, reserve and keep available until the consummation of such Closing, free of preemptive rights sufficient shares of Common Stock for the purpose of enabling the Company to satisfy its obligation to issue the Put Shares and the Commitment Stock to be issued in connection therewith. The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered hereunder.

(b) Listing of Common Stock. If the Company applies to have the Common Stock traded on any other Principal Market, it shall include in such application the Put Shares, and shall take such other action as is necessary or desirable in the reasonable opinion of Investor to cause the Common Stock to be listed on such other Principal Market as promptly as possible. Subject to Section 3.2, the Company shall use its commercially reasonable efforts to continue the listing and trading of the Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the FINRA and the Principal Market.

(c) Certain Purchase Agreements. So long as this Purchase Agreement remains in effect, the Company covenants and agrees that it will not, without the prior written consent of the Investor, enter into any other equity line of credit Purchase Agreement with a third party during the first one hundred eighty (180) days of the Commitment Period having terms and conditions substantially comparable to this Purchase Agreement. After such 180-day period, the Company is free to enter into other such agreements as it desires without the Investor’s consent. For the avoidance of doubt, nothing contained in the Transaction Documents shall restrict, or require the Investor’s consent for, any Purchase Agreement providing for the issuance or distribution of any equity securities pursuant to any Purchase Agreement or arrangement that is not commonly understood to be an “equity line of credit.”

Article 5. Conditions Precedent to Delivery of Put Notices and Conditions to Closing

Section 5.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock. The obligation hereunder of the Company to issue and sell the Put Shares to Investor is subject to the satisfaction of each of the conditions set forth below.

(a) Accuracy of Investor’s Representations and Warranties. The representations and warranties of Investor shall be true and correct in all material respects as of the date of this Purchase Agreement and as of the date of each such Closing as though made at each such time.

(b) Performance by Investor. Investor shall have performed, satisfied and complied in all respects with all covenants, Purchase Agreements and conditions required by this Purchase Agreement to be performed, satisfied or complied with by Investor at or prior to such Closing.

(c) Principal Market Regulation. The Company shall not issue any Put Shares, and the Investor shall not have the right to receive any Put Shares, if the issuance of such shares would exceed the aggregate number of shares of Common Stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”).

Section 5.2 Conditions Precedent to the Right of the Company to Deliver a Put Notice and the Obligation of Investor to Purchase Put Shares. The right of the Company to deliver a Put Notice and the obligation of Investor hereunder to acquire and pay for the Put Shares is subject to the satisfaction of each of the following conditions:

(a) Effective Registration Statement. The Registration Statement, and any amendment or supplement thereto, shall remain effective for the sale by Investor of the Registrable Securities subject to such Put Notice, and (i) neither the Company nor Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so and (ii) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist.

(b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing impairment to the Company or Investor.

(c) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, Purchase Agreements and conditions required by this Purchase Agreement to be performed, satisfied or complied with by the Company.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by this Purchase Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Purchase Agreement.

(e) Adverse Changes. Since the date of filing of the Company’s most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f) No Suspension of Trading in or Delisting of Common Stock. The trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or the FINRA and the Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market; provided, however, if the Common Stock is delisted from its current Principal Market but subsequently listed or quoted on a different Principal Market, the right of the Company to issue and sell the Put Shares to Investor shall be revived and this condition precedent shall be considered satisfied.

(g) Commitment Stock. The First Commitment Tranche of the Commitment Stock shall have been duly issued to Investor upon effectiveness of the Registration Statement in accordance with this Purchase Agreement. The Second Commitment Tranche shall be issued no later than ninety (90) days following such effectiveness.

(h) Five Percent Limitation. On each Closing Date, the number of Put Shares then to be purchased by Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by Investor beneficially or deemed beneficially owned by Investor, would result in Investor owning more than the Beneficial Ownership Cap. For purposes of this Section, in the event that the amount of Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether Investor, when aggregating all purchases of Common Stock made pursuant to this Purchase Agreement, would own more than 4.99% of the Common Stock following such Closing Date.

(i) Principal Market Regulation and Regulatory Limitations. The Company shall not issue any Put Shares, and the Investor shall not have the right to receive any Put Shares (i), if the issuance of such shares would exceed the Exchange Cap or (ii) violate any applicable governmental regulatory restrictions.

(j) No Knowledge. The Company shall have no knowledge of any event more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the five (5) Trading Days following the Trading Day on which such Put Notice is deemed delivered).

(k) No Violation of Shareholder Approval Requirement. The issuance of shares of Common Stock with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

(l) DTC and DWAC Eligibility. As of each Put Notice Date and each Closing Date, the Company’s Common Stock shall remain eligible for electronic delivery through DTC and the Company’s transfer agent shall remain authorized and able to process DWAC transfers with respect to the Put Shares to be delivered pursuant to the applicable Put Notice. In the event the Company loses DTC eligibility or DWAC transfer capability, the Company shall promptly notify Investor and the right of the Company to deliver Put Notices shall be suspended until such eligibility and capability is restored and confirmed in writing to Investor.

(m) Other. On the date of delivery of each Put Notice, Investor shall have received a certificate in substantially the form and substance of Exhibit B hereto, executed by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as at the date of each such certificate.

Article 6. Notice

Section 6.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and delivered by one of the following methods:

(a) personal delivery;

(b) registered or certified United States mail, return receipt requested, postage prepaid;

(c) reputable overnight courier service, charges prepaid; or (d) electronic mail in PDF or other legible format, provided that the sending party receives written or electronic confirmation of receipt. Notices shall be deemed effective:

(i) upon personal delivery;

(ii) upon confirmed electronic mail delivery, if sent before 5:00 p.m. Eastern Time on a Business Day, otherwise on the next succeeding Business Day;

(iii) one (1) Business Day after deposit with an overnight courier; or (iv) five (5) Business Days after deposit in the United States mail. Either party may update its notice information by providing at least ten (10) days prior written notice to the other party in accordance with this Section 6.1. The addresses for such communications shall be: If to the Company: Artificial Intelligence Technology Solutions Inc. Attention: Steve Reinharz, CEO 10800 Galaxie Avenue Ferndale, MI 48220 Email: steve.r@radsecurity.com Copy to (which shall not constitute notice): __________________________ __________________________ __________________________ __________________________ If to Investor: Trillium Partners LP Attention: Stephen Hicks 17210 Germano Court Naples, FL 34110 Email: shicks@southridge.com Tel: 203-431-8300 Fax: 203-431-8301 Copy to (which shall not constitute notice): Bianchi and Brandt Attention: Wendy Culbertson, Esq. 6730 N. Scottsdale Rd., Suite 100 Scottsdale, AZ 85253 Email: wendy@culbertson.esq Tel: 480-787-5419 Either party hereto may from time to time change its address or facsimile number for notices under this

Section 6.1 by giving at least ten (10) days’ prior written notice of such changed address or facsimile number to the other party hereto.

Article 7. Indemnification

Section 7.1 Indemnification. Each party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other party along with its officers, directors, employees, and authorized agents, and each Person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (an “Indemnified Party”) from and against any Damages, joint or several, and any action in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or Purchase Agreement on the part of Indemnifying Party contained in this Purchase Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred, except to the extent such Damages result primarily from Indemnified Party’s failure to perform any covenant or Purchase Agreement contained in this Purchase Agreement or Indemnified Party’s negligence, recklessness or bad faith in performing its obligations under this Purchase Agreement; provided, however, that the foregoing indemnity Purchase Agreement shall not apply to any Damages of an Indemnified Party to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by an Indemnifying Party in reliance upon and in conformity with written information furnished to the Indemnifying Party by the Indemnified Party expressly for use in the Registration Statement, any post-effective amendment thereof or supplement thereto, or any preliminary prospectus or final prospectus (as amended or supplemented).

Section 7.2 Method of Asserting Indemnification Claims. All claims for indemnification by any Indemnified Party (as defined below) under

Section 7.1 shall be asserted and resolved as follows:

(a) In the event any Claim in respect of which an Indemnified Party might seek indemnity under

Section 7.1 is asserted against or sought to be collected from such Indemnified Party by a person other than a party hereto or an affiliate thereof (a “Third Party Claim”), the Indemnified Party shall deliver a Notice pursuant to Article 6, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s Claim for indemnification that is being asserted under any provision of

Section 7.1 against an Indemnifying Party, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined in Section 7.2(b)) (the “Dispute Period”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under

Section 7.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 7. 2(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 7.2). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under

Section 7.2 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 7. 2(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party(with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under

Section 7.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under

Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(b) In the event any Indemnified Party should have a Claim against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under

Section 7.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under

Section 7.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(c) The Indemnifying Party agrees to pay the Indemnified Party, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.

(d) The indemnity provisions contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subject to.

Article 8. Default; Remedies

Section 8.1 Events of Default. Each of the following shall constitute an “Event of Default”:

(a) a material breach by either party of its obligations under this Purchase Agreement, including, without limitation, a failure by Investor to timely fund any Investment Amount in accordance with

Section 2.3 or a failure by the Company to timely deliver Put Shares in accordance with Section 2.3;

(b) any material breach of any representation, warranty or covenant by either party that remains uncured for a period of five (5) Trading Days after written notice thereof from the non-breaching party; and (c) with respect to either party, the commencement of a voluntary or involuntary bankruptcy, insolvency or similar proceeding, or the appointment of a receiver, custodian or similar official over such party or its material assets.

Section 8.2 Remedies. Upon the occurrence of an Event of Default:

(a) the non-breaching party may terminate this Purchase Agreement upon written notice to the breaching party;

(b) the non-breaching party shall be entitled to pursue any and all remedies available at law or in equity, excluding specific performance against Investor with respect to funding obligations, including, without limitation, damages and specific performance, subject to applicable law; and (c) in the case of a settlement failure under Section 2.3, other than delays caused by transfer agent, DTC or other third-party settlement systems outside such party’s reasonable control, the non-breaching party shall be entitled to recover any direct damages incurred as a result of such failure.

Section 8.3 No Waiver. The exercise by either Party of any remedy shall constitute a waiver of any of the rights or remedies available to such party.

Article 9. Miscellaneous

Section 9.1 Governing Law; Jurisdiction. This Purchase Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law. Each of the Company and Investor hereby submit to the exclusive jurisdiction of the United States Federal and state courts located in the State of Nevada with respect to any dispute arising under this Purchase Agreement, the Purchase Agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

Section 9.2 JURY TRIAL WAIVER. The Company and the Investor hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with the Transaction Documents.

Section 9.3 Assignment. This Purchase Agreement shall be binding upon and inure to the benefit of the Company and Investor and their respective successors. Neither this Purchase Agreement nor any rights of Investor or the Company hereunder may be assigned by either party to any other person.

Section 9.4 Third Party Beneficiaries. This Purchase Agreement is intended for the benefit of the Company and Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 9.5 Termination. The Company may terminate this Purchase Agreement at any time by written notice to the Investor. Additionally, this Purchase Agreement shall terminate at the end of Commitment Period or as otherwise provided herein; provided, however, that the provisions of Article IX, and Sections 10.1 and 10.2 shall survive the termination of this Purchase Agreement for a period of twenty four (24) months. Notwithstanding anything to the contrary herein, this Purchase Agreement shall automatically terminate, without any further action or notice by any party, upon the occurrence of any of the following events with respect to the Company:

(i) the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or similar law;

(ii) the commencement of an involuntary case against the Company that is not dismissed within sixty (60) days;

(iii) the appointment of a receiver, trustee, custodian or similar official for the Company or for all or substantially all of its assets; or (iv) the making by the Company of a general assignment for the benefit of creditors.

Section 9.6 Entire Purchase Agreement, Amendment; No Waiver. This Purchase Agreement and the instruments referenced herein contain the entire understanding of the Company and Investor with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. This Purchase Agreement may not be amended.

Section 9.7 Fees and Expenses. The Company agrees to pay its own expenses in connection with the preparation of this Purchase Agreement and performance of its obligations hereunder. In addition, the Company shall reimburse Investor for the reasonable and documented legal fees and disbursements of Investor’s counsel in connection with the preparation, negotiation and execution of this Purchase Agreement and the transactions contemplated hereby, in an amount of Fifteen Thousand Dollars ($15,000), which amount shall be payable upon the occurrence of the initial Closing. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Put Shares pursuant hereto.

Section 9.8 Counterparts. This Purchase Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Purchase Agreement may be delivered to the other parties hereto by facsimile transmission or email of a copy of this Purchase Agreement bearing the signature of the parties so delivering this Purchase Agreement.

Section 9.9 Severability. In the event that any provision of this Purchase Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Purchase Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Purchase Agreement to any party.

Section 9.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other Purchase Agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Purchase Agreement and the consummation of the transactions contemplated hereby.

Section 9.11 No Strict Construction. The language used in this Purchase Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 9.12 Equitable Relief. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Purchase Agreement, any remedy at law may prove to be inadequate relief to Investor. The Company therefore agrees that Investor shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 9.13 Title and Subtitles. The titles and subtitles used in this Purchase Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Purchase Agreement.

Section 9.14 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the Closing Price for the Common Stock on any given Trading Day for the purposes of this Purchase Agreement shall be the OTC Markets Group Inc. (otcmarkets.com) or any successor thereto. In the event that the Common Stock is uplisted to a national securities exchange, including without limitation NYSE, NYSE American, or NASDAQ, the reporting entity shall automatically transition to Bloomberg Finance L.P. or such other reporting service as is customarily relied upon for such exchange. The written mutual consent of Investor and the Company shall be required to employ any other reporting entity not contemplated by this Section.

Section 9.15 Publicity. The Company and Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Investor without the prior written consent of such Investor, except to the extent required by law. Investor acknowledges that this Purchase Agreement and all or part of the Transaction Documents may be deemed to be “material contracts” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

TRILLIUM PARTNERS LP

By:	/s/ Stephen Hicks
Name:	Stephen Hicks
Title:	Manager of GP

Counter signature on next page

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

By:	/s/ Steve Reinharz
Name:	Steve Reinharz
Title:	Chief Executive Officer

SCHEDULE 4.3

Outstanding Securities

EXHIBIT A

FORM OF PUT NOTICE

TO: TRILLIUM PARTNERS LP

We refer to the Equity Purchase Agreement dated , 2026 (the “Purchase Agreement”) entered into by Artificial Intelligence Technology Solutions Inc. (the “Company”) and you. Capitalized terms defined in the Purchase Agreement shall, unless otherwise defined, have the same meaning when used herein.

We hereby:

1. Give you notice that we require you to purchase $ (the “ Investment Amount”) in Put Shares;

2. Put Type Election (select one):

☐ Regular Put – Lookback pricing; settlement next Trading Day following Put Date.

☐ Accelerated Put – Forward Valuation Period pricing; Floor Price and knock-out mechanics apply; settlement within one (1) Trading Day following end of Valuation Period.

*If no election is made, this Put Notice shall be deemed a Regular Put.

3. Notify you that, pursuant to Section 2.2 of the Purchase Agreement, the Estimated Shares to be delivered concurrently herewith to your brokerage account via DWAC are as follows:

● Investment Amount: $_____

● Closing Bid Price (prior Trading Day): $_____

● Estimated Shares (125% x Investment Amount ÷ Closing Bid Price): _____ shares; and

4. Certify that, as of the date hereof, to the best of our knowledge, the conditions set forth in Section 5.2 of the Purchase Agreement are satisfied.

Date: , __________________

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

By: ___________________

Name: Steve Reinharz

Title: Chief Executive Officer

EXHIBIT B

FORM OF

CERTIFICATE OF THE CHIEF EXECUTIVE

OFFICER OF

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

Pursuant to Section 5.2 of that certain Equity Purchase Agreement dated June 23, 2026 (the “Purchase

Agreement”) by and between the Company and Trillium Partners LP (the “Investor”), the undersigned, in his capacity as the Chief Executive Officer of Artificial Intelligence Technology Solutions Inc. (the “Company”), and not in his individual capacity, hereby certifies, as of the date hereof (such date, the “Condition Satisfaction Date”), the following:

1. The representations and warranties of the Company are true and correct in all material respects as of the Condition Satisfaction Date as though made on the Condition Satisfaction Date (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including the Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties of the Company set forth in the Purchase Agreement to be incorrect and which have been corrected with no continuing impairment to the Company or Investor; and

2. All of the Company’s conditions to Closing set forth in Section 5.2 of the Purchase Agreement have been satisfied as of the Condition Satisfaction Date.

Capitalized terms used herein shall have the meanings set forth in the Purchase Agreement unless otherwise defined herein.

IN WITNESS WHEREOF, the undersigned has hereunto affixed his hand as of the day of , 20__.

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

By:
Name:	Steve Reinharz
Title:	Chief Executive Officer